The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement, subject to completion, dated January 6, 2012

Filed Pursuant to Rule 424(b)(2)
File No. 333-173924

PRICING SUPPLEMENT dated January    , 2012

(to prospectus dated June 22, 2011 and

prospectus supplement dated June 22, 2011)

US$

Senior Medium-Term Notes, Series B

% Senior Notes due

This is an offering of US$                 aggregate principal amount of our      % Senior Notes due                 , which we refer to as the “Notes”. The Notes will mature on                 . We will pay interest on the Notes semi-annually on each                  and                 , beginning on                 , 2012.

We may, at our option, redeem the Notes in whole or in part, at any time or from time to time, in principal amounts of US$2,000 or any integral multiple of US$1,000 in excess thereof at the redemption price determined as set forth below under “Specific Terms of the Notes — Optional Redemption,” plus accrued and unpaid interest to, but excluding, the date of redemption. In addition, we may redeem the Notes in whole at any time upon the occurrence of certain events pertaining to Canadian taxation at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Specific Terms of the Notes — Tax Redemption.”

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The Notes will be issued only in registered book-entry form, in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Investing in the Notes involves risks, including those described in the “Risk Factors” section beginning on page S-3 of the accompanying prospectus supplement and those described in management’s discussion and analysis included in our Annual Report on Form 40-F for the year ended October 31, 2011, which is incorporated by reference in the accompanying prospectus, dated June 22, 2011, as supplemented by the accompanying prospectus supplement, dated June 22, 2011, and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The Notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Per Note		Total
Price to Public(1)		%	US$
Underwriting Commissions		%	US$
Proceeds, Before Expenses, to Bank of Montreal		%	US$

(1)	Plus accrued interest, if any, from January , 2012, if settlement occurs after that date.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company on or about January     , 2012.

J.P. Morgan	BMO Capital Markets	Goldman, Sachs & Co.	Morgan Stanley

The date of this pricing supplement is January     , 2012.

We are responsible for the information contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than the dates thereon. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this pricing supplement, the accompanying prospectus supplement, dated June 22, 2011 (the “accompanying prospectus supplement”), and the accompanying prospectus, dated June 22, 2011 (the “accompanying prospectus”), the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus and information incorporated by reference, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents and all documents that we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering of the Notes under this pricing supplement:

•	Annual Report on Form 40-F for the fiscal year ended October 31, 2011;

•	Report on Form 6-K filed on November 25, 2011;

•	Reports on Form 6-K filed on December 6, 2011 (two filings); and

•	Report on Form 6-K filed on January 4, 2012.

We will provide without charge to each person, including any beneficial owner, to whom this pricing supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this pricing supplement excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You may obtain copies of those documents by requesting them in writing or by telephoning us at the following address: Bank of Montreal, 100 King Street West, 1 First Canadian Place, 21st Floor, Toronto, Ontario, Canada, M5X 1A1, Attention: Corporate Secretary; Telephone: (416) 867-6785.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately US$            , after deducting underwriting commissions and estimated offering expenses. The net proceeds will be contributed to the general funds of the Bank and used for general corporate purposes.

SPECIFIC TERMS OF THE NOTES

The Notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series B, and therefore, this pricing supplement, dated January     , 2012 (this “pricing supplement”), should be read together with the accompanying prospectus supplement and the accompanying prospectus. Terms used but not defined in this pricing supplement have the meanings given them in the accompanying prospectus supplement or accompanying prospectus, unless the context requires otherwise.

General

The US$             aggregate principal amount of     % Senior Notes due             are part of a series of senior debt securities referred to as “Senior Medium-Term Notes, Series B” that we may issue from time to time under the senior indenture, dated as of January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee (the “trustee”). The Notes will constitute our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The Notes will not be listed on any securities exchange.

The Notes will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. Upon issuance, the Notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depositary.

Please note that the information about the price to the public and the proceeds, before expenses, to Bank of Montreal on the front cover of this pricing supplement relates only to the initial sale of Notes. If you have purchased the Notes in a market making transaction after the initial sale, information about the price and date of sale will be provided to you in a separate confirmation of sale.

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Stated Maturity

The Notes will mature on             , if not previously redeemed or otherwise declared to be due and payable.

Interest

The Notes will bear interest from and including January     , 2012 at a rate of         % per year. We will pay interest on the Notes semi-annually in arrears on              and              of each year, beginning             , 2012 (each, an “Interest Payment Date”), and at maturity. Interest will be payable on each Interest Payment Date to the person in whose name the Notes are registered at the close of business on the preceding              or             , whether or not a business day. However, we will pay interest at maturity to the person to whom the principal is payable.

If any Interest Payment Date, the maturity date or any redemption date falls on a day that is not a business day, we will postpone the making of any interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

Interest on the Notes will accrue from and including January     , 2012, to but excluding the first Interest Payment Date, and then from and including each Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or maturity, as the case may be.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Additional Amounts

All payments made by Bank of Montreal under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereafter “Canadian taxes”), unless Bank of Montreal is required to withhold or deduct Canadian taxes by law or by the interpretation or administration thereof. If Bank of Montreal is so required to withhold or deduct any amount for or on account of Canadian taxes from any payment made under or with respect to the Notes, we will pay to each holder of Notes as additional interest such additional amounts (“additional amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian taxes on such additional amounts) will not be less than the amount such holder would have received if such Canadian taxes had not been withheld or deducted, except as described below. However, no additional amounts will be payable with respect to a payment made to a holder in respect of the beneficial owner thereof:

•	with which Bank of Montreal does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

•

which is subject to such Canadian taxes by reason of the holder being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

•

which is subject to such Canadian taxes by reason of the holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that Bank of Montreal advises the trustee and the holders of the Notes then outstanding of any change in such requirements);

•

with respect to any Note presented for payment more than 30 days after the later of (i) the date payment is due and (ii) the date on which funds are made available for payment, except to the extent that the holder thereof would have been entitled to such additional amounts on presenting same for payment on or before such thirtieth day;

•	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

•

which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

Bank of Montreal will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

Bank of Montreal will furnish to the registered holders of the Notes, within 60 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment.

In any event, no additional amounts will be payable under the provisions described above in respect of any Note in excess of the additional amounts which would be required if, at all relevant times, the beneficial owner of such Note were a resident of the United States for purposes of, and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of additional amounts discussed in the preceding sentence, the additional amounts received by certain holders in respect of beneficial owners of Notes may be less than the amount of Canadian taxes withheld or deducted and, accordingly, the net amount received by such holders of Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian taxes.

Wherever in the senior indenture governing the terms of the Notes there is mentioned, in any context, the payment of principal, or any premium or interest or any other amount payable under or with respect to a Note, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

In the event of the occurrence of any transaction or event resulting in a successor to Bank of Montreal, all references to Canada in the preceding paragraphs of this subsection shall be deemed to be references to the jurisdiction of organization of the successor entity.

Optional Redemption

Bank of Montreal may, at its option, redeem the Notes in whole or in part, at any time or from time to time, in principal amounts of US$2,000 or any integral multiple of US$1,000 in excess thereof, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus      basis points;

plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to but excluding the date of redemption.

Bank of Montreal will mail notice of any redemption to holders of the Notes not more than 60 nor less than 30 calendar days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption and the redemption price.

If at any time Bank of Montreal redeems less than all of the Notes, not more than 60 calendar days prior to the redemption date, the trustee will select the particular Notes to be redeemed by such method as the trustee deems fair and appropriate (subject to the rules and procedures of DTC). Unless there is a default in payment of the redemption amount, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In connection with such optional redemption, the following defined terms apply:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as being the most recently issued United States Treasury security that has a maturity comparable to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Quotation Agent” means one of the Reference Treasury Dealers, which is appointed by the trustee as directed by Bank of Montreal.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC, BMO Capital Markets Corp., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC and their respective successors or affiliates; provided, however, that if any such entity or its successor or affiliate is not or shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), Bank of Montreal shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by Bank of Montreal.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Tax Redemption

Bank of Montreal (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to but excluding the date fixed for redemption, upon the giving of a notice as described below, if:

•

as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of any successor to Bank of Montreal) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of this pricing supplement (or, in the case of a successor to Bank of Montreal, after the date of succession), and which in the written opinion to Bank of Montreal (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in Bank of Montreal (or its successor) becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, additional amounts with respect to the Notes as described above under “— Payment of Additional Amounts;” or

•

on or after the date of this pricing supplement (or, in the case of a successor to Bank of Montreal, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to Bank of Montreal) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to Bank of Montreal (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to Bank of Montreal (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in Bank of Montreal (or its successor) becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, additional amounts with respect to the Notes;

and, in any such case, Bank of Montreal (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor) (which, for greater certainty, does not include substitution of the obligor under the Notes).

In the event Bank of Montreal elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustee a certificate, signed by an authorized officer, stating (i) that Bank of Montreal is entitled to redeem the Notes pursuant to their terms and (ii) the principal amount of the Notes to be redeemed.

Notice of intention to redeem such Notes will be mailed to holders of the Notes not more than 60 nor less than 30 calendar days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption and the redemption price.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences, under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the United States, of acquiring, holding and disposing of the Notes and receiving payments of interest, principal or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations applicable to a holder who acquires Notes, including entitlement to all payments thereunder, as beneficial owner, pursuant to this pricing supplement, and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Act”) and any applicable income tax convention, (i) is not resident and is not deemed to be resident in Canada, (ii) deals at arm’s length with the Bank of Montreal and with any transferee resident (or deemed resident) in Canada to whom the holder disposes of Notes, (iii) does not use or hold and is not deemed to use or hold Notes in or in the course of carrying on a business in Canada, (iv) does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank of Montreal does not deal at arm’s length, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the provisions of the Act and the regulations thereunder (the “Regulations”) in force on the date hereof and counsel’s understanding of the current administrative practices and assessing policies of the Canada Revenue Agency published in writing by it prior to the date hereof. This summary takes into account all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of Notes should consult their own tax advisors with respect to their particular circumstances.

No Canadian withholding tax will apply to interest, principal or premium paid or credited to a Non-resident Holder by the Bank of Montreal on a Note or to the proceeds received by a Non-resident Holder on the disposition of a Note including a redemption, payment on maturity, repurchase or purchase for cancellation.

No other tax on income or gains will be payable by a Non-resident Holder on interest, principal or premium on a Note or on the proceeds received by a Non-resident Holder on the disposition of a Note including a redemption, payment on maturity, repurchase or purchase for cancellation.

Supplemental United States Federal Income Tax Considerations

United States Holders

Some of the tax consequences of your investment in the Notes are summarized below, but we urge you to read the more detailed discussion in “United States Taxation,” beginning on page 28 of the accompanying prospectus. The following subsection and the discussion in the accompanying prospectus apply to you only if you are a United States holder, as defined in the accompanying prospectus.

The Notes will constitute fixed-rate debt for United States federal income tax purposes. Under the Notes, you will generally be required to include the interest payments on the Notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for United States federal income tax purposes.

Interest paid by the Bank on the Notes is income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Your tax basis in your Notes generally will be the U.S. dollar cost of your Notes. You will generally recognize capital gain or loss on the sale or retirement of your Notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your Notes. Capital gain of a noncorporate United States holder is generally taxed at preferential rates, and for taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15%, where the property is held for more than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this subsection does not apply to you.

Interest

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder, interest on the Notes paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Notes

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of the Notes unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Backup Withholding and Information Reporting

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Bank or another non-United States payor and

•

other payments of principal and interest and the payment of the proceeds from the sale of a Note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you have certified, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, the underwriters or certain of our or their affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of Notes or any interest therein will be deemed to have represented by its purchase and holding of Notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of Notes have exclusive responsibility for ensuring that their purchase and holding of Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions contained in a terms agreement dated the date of this pricing supplement (the “terms agreement”), the underwriters named below, for whom J.P. Morgan Securities LLC, BMO Capital Markets Corp., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and Bank of Montreal has agreed to sell to each of them, severally, the principal amounts of Notes set forth below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	US$
BMO Capital Markets Corp.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Total	US$

The terms agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The terms agreement also provides that if an underwriter defaults, the offering of the Notes may be terminated.

The underwriters initially propose to offer the Notes to the public at the public offering price set forth on the cover page of this pricing supplement and may offer the Notes to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the Notes, on sales to certain dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be varied by the representatives. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total offering expenses of the Notes, excluding underwriting commissions, will be approximately $500,000; these expenses are payable by Bank of Montreal.

Bank of Montreal has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of any of these liabilities.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing or covering transaction to cover short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of stabilizing, maintaining or otherwise affecting the market price of the Notes, which may be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Notes are a new issue of securities with no established trading market. The underwriters intend to make a market in the Notes. However, they are not obligated to do so and may discontinue market-making at any time without notice. If a trading market develops, no assurance can be given as to the liquidity of the trading market for the Notes.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters (other than BMO Capital Markets Corp.) and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Bank of Montreal, for which they received or will receive customary fees and expenses. Underwriters, dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Bank of Montreal. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We will use this pricing supplement in the initial sale of the Notes. In addition, BMO Capital Markets Corp. may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless the underwriters or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Conflicts of Interest

BMO Capital Markets Corp. is an affiliate of Bank of Montreal, and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. BMO Capital Markets Corp. is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions

The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have represented and agreed that they have not offered, sold or delivered, and will not offer, sell or deliver, any of the Notes, directly or indirectly, or distribute this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on Bank of Montreal except as set forth in the Terms Agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Notes may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Notes may be made (and this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus distributed), at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000; and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100, or if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriters or underwriters nominated by the Bank for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (d) above shall require the Bank or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each purchaser of the Notes described in this pricing supplement located in a Relevant Member State who receives any communication in respect of, or who acquires any Notes under, the offer contemplated in this pricing supplement will be deemed to have represented, warranted and agreed with each underwriter and Bank of Montreal that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where the Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such Notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In relation to anything to be done in the United Kingdom:

(a) this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have only been communicated and will only be communicated in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 (the “FSMA”) does not apply to the Bank; and

(b) each person involved in the issue of the Notes has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. The underwriters have been represented by Shearman & Sterling LLP, Toronto, Ontario.

US$

Senior Medium-Term Notes, Series B

% Senior Notes due

Pricing Supplement

J.P. Morgan

BMO Capital Markets

Goldman, Sachs & Co.

Morgan Stanley